UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: January 29, 2010 (Date of earliest event reported)

The Student Loan Corporation (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11616 (Commission File Number)	16-1427135 (I.R.S. Employer Identification No.)

750 Washington Boulevard
Stamford, Connecticut (Address of principal executive offices)	06901 (Zip Code)

(203) 975-6320
(Registrant's telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 29, 2010, The Student Loan Corporation (the Company) entered into an Amended and Restated Omnibus Credit Agreement, between the Company and Citibank, N.A. (CBNA), (the Amended and Restated Omnibus Credit Agreement). The effective date of this agreement is January 1, 2010. CBNA owns 80% of the Company’s outstanding common stock and is an indirect wholly owned subsidiary of Citigroup Inc.

The Amended and Restated Omnibus Credit Agreement will provide up to $6.6 billion in aggregate credit for new borrowings, including separate tranches (with their own sublimits and pricing) for overnight funding, Federal Family Education Loan Program (FFELP) loan funding, private education loan funding and illiquid asset funding. The initial term of the Amended and Restated Omnibus Credit Agreement expires on December 30, 2010. The cost of borrowing for overnight funding is based on the higher of the overnight federal funds target or overnight LIBOR, while the total cost of funding for other tranches is determined as follows:

	Interest Rate, based on one-month LIBOR plus	Fee on Undrawn Balance
FFELP Loans	75 basis points	30 basis points
Private Education Loans	450 basis points	200 basis points
Illiquid Assets	400 basis points on the first $600 million of funding and 655 basis points for supplemental funding (up to $1.1 billion in aggregate)	100 basis points

The Amended and Restated Omnibus Credit Agreement also requires (1) a pledge of most of the Company’s financial assets to secure the Company’s obligations; (2) a $57 million upfront commitment fee; and (3) a comprehensive package of representations, warranties, conditions, covenants (including a borrowing base and various other financial covenants) and events of default. CBNA’s consent is required for the release of pledged collateral for whole loan sales, securitizations, and participation in government funding programs, with the exception of the Department of Education (the Department) sponsored student loan-backed commercial paper conduit, the Department’s Loan Participation Purchase Program and the Department’s Loan Purchase Commitment Program, and with the exception of certain specified potential securitizations in the first quarter of 2010.

The Amended and Restated Omnibus Credit Agreement supersedes and replaces in its entirety the Omnibus Credit Agreement, dated November 30, 2000, between the Company and CBNA, as amended (the Original Omnibus Credit Agreement).  $9.2 billion of outstanding borrowings made under the Original Omnibus Credit Agreement will continue to mature based on their originally contracted maturities, unless a change of control or an event of default, as defined by the Amended and Restated Omnibus Credit Agreement, occurs.  A change of control is defined as any event that results in an entity other than CBNA or its affiliates owning more than 50% of the voting equity interest in the Company.  If a change of control or an event of default (certain of which require explicit action by CBNA to effect an acceleration) under the Amended and Restated Omnibus Credit Agreement were to occur, all outstanding borrowings under the Original Omnibus Credit Agreement and all new borrowings under the Amended and Restated Omnibus Credit Agreement would become due and payable immediately.

The terms of the Amended and Restated Omnibus Credit Agreement are significantly less favorable than those of the Original Omnibus Credit Agreement and will substantially increase the Company’s funding costs and reduce net income.

A copy of the Amended and Restated Omnibus Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Amended and Restated Omnibus Credit Agreement does not purport to be complete and is qualified in its entirety by reference to such Exhibit 10.1.

Forward-Looking Statements
Certain statements contained in this report that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are typically identified by the words or phrases “believe”, “expect”, “anticipate”, “intend”, “estimate”, “may increase”, “may result in”, “may fluctuate”, and similar expressions or future or conditional verbs such as “will”, “should”, “would” and “could”.  These forward-looking statements involve risks and uncertainties which could cause the Company’s actual results to differ materially from those the Company expects. For a discussion of risks and uncertainties that may affect the future results of the Company, please see its periodic reports filed with the Securities and Exchange Commission and available on www.sec.gov.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Amended and Restated Omnibus Credit Agreement dated as of January 29, 2010 by and among the Company and CBNA

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE STUDENT LOAN CORPORATION

Date: January 29, 2010

By: _______________________
Name: Scot H. Parnell
Title: Chief Financial Officer